Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 16, 2014 (except for Note 1e, Note 2u, Note 7c, Note 9 and Note 14, as to which the date is XX, 2014) in the Registration Statement (Form F-1) and the related Prospectus of ReWalk Robotics Ltd. dated XX, 2014.

XX, 2014	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global

The foregoing consent is in the form that will be signed upon completion of the 18-for-1 share split described in Note 14(g) to the financial statements.

August 20, 2014	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global